Exhibit 10.2

FIRST AMENDMENT

MTS SYSTEMS CORPORATION

EXECUTIVE VARIABLE COMPENSATION PLAN

          THIS INSTRUMENT, amending the Executive Variable Compensation Plan (the “Plan”), is made and entered into by MTS Systems Corporation (“MTS”), and shall be effective as of December 31, 2008.

RECITALS

          WHEREAS, on November 24, 2004, the Board of Directors, established the MTS Systems Corporation Executive Variable Compensation Plan, to provide incentive compensation to certain executives, which Plan was subsequently approved by shareholders; and

          WHEREAS, Section 8.2 of the Plan authorizes the Compensation Committee of the Board of Directors (formerly the Human Resources Committee) to amend the Plan from time;

          NOW, THEREFORE, Section 7.1 of the Plan is hereby amended in its entirety to read as follows:

“7.1

Payouts. Payouts of Bonus Awards will be made in cash or other readily-available funds within 90 days of the end of the Performance Period, provided that, with respect to Performance-Based Awards, no payment shall be made until the Committee certifies to the achievement of the Performance Goals as provided in Section 6.6. Payouts are intended to be exempt from the requirements applicable to nonqualified deferred compensation plans pursuant to Code §409A and regulations promulgated thereunder. To this end, any payment required under this Plan shall be made no later than 2½ months following the last day of Corporation’s or the Participant’s taxable year in which the Performance Period ends. This Plan shall be administered and interpreted in a manner that is consistent with and gives effect to such intention.”

Except as amended herein, the Plan shall remain in full force and effect.

          IN WITNESS WHEREOF, MTS Systems Corporation has caused this First Amendment to be executed on its behalf by its officer, who has been duly authorized by its Compensation Committee.

MTS SYSTEMS CORPORATION

Date:	By:

Its: